As filed with the Securities and Exchange Commission on April 1, 2005

Reg. No. 333-117775

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective

Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JPMORGAN CHASE & CO.

(Exact Name of Registrant, as Specified in Charter)

Delaware	13-2624428
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

JPMorgan Chase & Co

270 Park Avenue

New York, NY 10017

(212) 270-6000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Anthony J. Horan

Corporate Secretary

JPMorgan Chase & Co.

270 Park Avenue

New York, NY 10017

(212) 270-6000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of All Communications to:

Neila B. Radin, Esq. JPMorgan Chase & Co. 270 Park Avenue New York, NY 10017 (212) 270-6000	Lee Meyerson, Esq. Maripat Alpuche, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate Date of Commencement of Proposed Sale to the Public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

Subject to Completion, dated April 1, 2005

Prospectus

JPMORGAN CHASE & CO.

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

We will provide specific terms of the above securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

These securities are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other federal agency.

These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

This prospectus is dated April     , 2005

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read:

•	this prospectus, which explains the general terms of the securities we may offer;

•	the attached prospectus supplement, which gives the specific terms of the particular securities we are offering and may change or update information in this prospectus; and

•	the documents we have referred you to in “Where You Can Find More Information About JPMorgan Chase” on page 7 for information about our company and our financial statements.

Certain capitalized terms used in this summary are defined elsewhere in this prospectus.

JPMorgan Chase & Co.

JPMorgan Chase & Co., which we refer to as “JPMorgan Chase”, “we” or “us”, is a financial holding company incorporated under Delaware law in 1968. Through our subsidiaries, we conduct domestic and international financial services businesses. We are one of the largest banking institutions in the United States, with assets of $1.2 trillion as of December 31, 2004 and operations in more than 50 countries. To find out how to obtain more information about us, see “Where You Can Find More Information About JPMorgan Chase” on page 7 of this prospectus.

Our principal executive offices are located at 270 Park Avenue, New York, New York 10017 and our telephone number is (212) 270-6000.

The Securities We May Offer

This prospectus is part of a registration statement (No. 333-117775) (the “registration statement”) that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we may offer from time to time up to a total of $39,205,753,414 of any of the following securities, either separately or in units:

•	debt;

•	preferred stock;

•	depositary shares;

•	common stock; and

•	warrants.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add to, update or change information contained in this prospectus. References to this prospectus or the prospectus supplement also means the information contained in other documents we have filed with the SEC and have referred you to in this prospectus. If this prospectus is inconsistent with the prospectus supplement, you should rely on the prospectus supplement. You should read this prospectus, the applicable prospectus supplement and the additional information that we refer you to, as discussed under “Where You Can Find More Information About JPMorgan Chase” on page 7 of this Prospectus.

Debt Securities

We may use this prospectus and an applicable prospectus supplement to offer our unsecured general debt obligations, which may be senior or subordinated. The senior debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our “Senior Indebtedness,” which includes the senior debt securities. In addition, under certain circumstances relating to our dissolution, winding-up, liquidation or reorganization, the subo rdinated debt securities will be entitled to payment only after the payment of claims relating to “Additional Senior Obligations.” For the definitions of Senior Indebtedness and Additional Senior Obligations, see “Description of Debt Securities — Subordinated Debt Securities — Subordination” beginning on page 17 below.

The senior debt securities will be issued under an indenture, dated as of December 1, 1989, as amended, between us and Deutsche Bank Trust Company Americas, as trustee. The subordinated debt securities will be issued under an indenture, as amended and restated as of December 15, 1992, between us and U.S. Bank Trust National Association, as trustee. We have summarized certain general features of the debt securities from the indentures. We encourage you to read the indentures, which are exhibits to the registration statement.

We are a holding company that conducts substantially all of our operations through subsidiaries. As a result, claims of the holders of the debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that JPMorgan Chase may be recognized, and receives payment, as a creditor of those subsidiaries. Claims of our subsidiaries’ creditors other than JPMorgan Chase include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities sold under repurchase agreements, commercial paper and other short-term borrowings.

General Indenture Provisions that Apply to the Senior Debt Securities and the Subordinated Debt Securities

•	Each indenture allows us to issue different types of debt securities, including indexed securities.

•	Neither of the indentures limits the amount of debt that we may issue or provides you with any protection should there be a highly leveraged transaction, recapitalization or restructuring involving JPMorgan Chase.

•	The indentures allow us to merge or consolidate with another company, or to sell all or substantially all of our assets to another company. If one of these events occurs, the other company will be required to assume our responsibilities relating to the debt securities, and we will be released from all liabilities and obligations.

•	The indentures provide that holders of a majority of the total principal amount of outstanding debt securities of any series may vote to change certain of our obligations or certain of your rights concerning the debt securities of that series. However, to change the amount or timing of principal, interest or other payments under the debt securities of a series, every holder in the series affected by the change must consent.

•	If an event of default (as described below) occurs with respect to any series of debt securities, the trustee or holders of 25% of the outstanding principal amount of that series may declare the principal amount of the series immediately payable. However, holders of a majority of the principal amount may rescind this action.

General Indenture Provisions that Apply Only to Senior Debt Securities

We have agreed in the indenture applicable to the senior debt securities, which we refer to as the “senior indenture,” that we and our subsidiaries will not sell the voting stock of JPMorgan Chase Bank, National Association (formerly known as JPMorgan Chase Bank, a New York banking corporation), which we refer to as the “Bank”, and that the Bank will not issue its voting stock, unless the sale or issuance is for fair market value and we and our subsidiaries would own at least 80% of the voting stock of the Bank following the sale or issuance. This covenant would not prevent us from completing a merger, consolidation or sale of substantially all of our assets. In addition, this covenant would not prevent the merger or consolidation of the Bank into another domestic bank if JPMorgan Chase and its subsidiaries would own at least 80% of the voting stock of the successor entity after the merger or consolidation.

If we satisfy certain conditions in the senior indenture, we may discharge that indenture at any time by depositing with the trustee sufficient funds or government obligations to pay the senior debt securities when due.

Events of Default. The senior indenture provides that the following are events of default:

•	We fail to pay interest for 30 days after the due date.

•	We fail to pay principal or premium when due.

•	We fail to make a sinking fund payment within 5 days after the due date.

•	We breach any other covenant and that breach continues for 60 days after notice.

•	We default in paying principal when due on JPMorgan Chase debt, including senior debt securities of other series, having an aggregate principal amount of more than $25,000,000, and the default is not rescinded within the later of final maturity or any applicable grace period.

•	More than $25,000,000 aggregate principal amount of JPMorgan Chase debt, including senior debt securities of other series, is accelerated and the acceleration is not rescinded within 30 days after notice.

•	Specified bankruptcy or insolvency events occur.

•	Any other event of default specified in the prospectus supplement occurs.

General Indenture Provisions that Apply Only to Subordinated Debt Securities

The subordinated debt securities will be subordinated to all “Senior Indebtedness,” which includes all indebtedness for money borrowed by us, except indebtedness that is stated not to be superior to, or that is stated to have the same rank as, the subordinated debt securities.

Upon our dissolution, winding-up, liquidation or reorganization, creditors holding “Additional Senior Obligations” would also be entitled to full payment before we could distribute any amounts to holders of the subordinated debt securities. Additional Senior Obligations include indebtedness for claims under derivative products, including interest and foreign exchange and commodity contracts, but exclude claims under Senior Indebtedness or claims under subordinated obligations.

At December 31, 2004, approximately $66.0 billion of Senior Indebtedness and Additional Senior Obligations were outstanding.

Events of Default. The indenture for the subordinated debt securities, which we refer to as the “subordinated indenture,” provides that the following are events of default:

•	Specified bankruptcy or insolvency events occur.

•	Any other event of default specified in the prospectus supplement occurs.

Preferred Stock and Depositary Shares

We may use this prospectus and an applicable prospectus supplement to offer our preferred stock, par value $1 per share, in one or more series. We will determine the dividend, voting, conversion and other rights of the series being offered, and the terms and conditions relating to the offering and sale of the series, at the time of the offer and sale. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

Common Stock

We may use this prospectus and an applicable prospectus supplement to offer our common stock, par value $1 per share. Subject to the rights of holders of our preferred stock, holders of our common stock are entitled to receive dividends when declared by our board of directors (which may also refer to a board committee). Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

Warrants

We may use this prospectus and an applicable prospectus supplement to offer warrants for the purchase of debt securities, preferred stock or common stock, which we refer to as “securities warrants.” We may also offer warrants for the cash value in U.S. dollars of the right to purchase or sell foreign or composite currencies, which we refer to as “currency warrants.” We may issue warrants independently or together with other securities.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

AND PREFERRED STOCK DIVIDEND REQUIREMENTS

Our consolidated ratios of earnings to fixed charges and our consolidated ratios of earnings to combined fixed charges and preferred stock dividend requirements are as follows:

	Year Ended December 31,
	2004	2003	2002	2001	2000
Earnings to Fixed Charges:
Excluding Interest on Deposits	1.65	2.27	1.28	1.18	1.52
Including Interest on Deposits	1.44	1.87	1.17	1.11	1.31
Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements:
Excluding Interest on Deposits	1.64	2.25	1.27	1.18	1.51
Including Interest on Deposits	1.43	1.86	1.17	1.11	1.31

For purposes of computing the above ratios, earnings represent net income from continuing operations plus total taxes based on income and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits), one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest. Fixed charges, including interest on deposits, include all interest expense, one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest.

WHERE YOU CAN FIND MORE INFORMATION

ABOUT JPMORGAN CHASE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the website maintained by the SEC at http://www.sec.gov/edgar/searchedgar/webusers.htm. Our filings can also be inspected and printed or copied, for a fee, at the SEC’s Office of Public Reference, 450 Fifth Street, N.W., Room 1300, Washington, D.C. 20549, or you can contact that office by phone: (202) 942-8090, fax: (202) 628-9001 or e-mail: publicinfo@sec.gov. You can read more about the Public Reference Room at the website (http://www.sec.gov/info/edgar/prrrules.htm). Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information.

We incorporate by reference (i) the documents listed below, (ii) all reports that we file with the SEC after the date of the initial filing of the registration statement and prior to effectiveness of the registration statement and (iii) any future filings we make with the SEC after the date of this prospectus under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

(a) Our Annual Report on Form 10-K for the year ended December 31, 2004;

(b) Our Current Reports on Form 8-K filed on January 7, 2005, January 11, 2005, January 19, 2005, February 1, 2005, February 28, 2005, March 1, 2005, March 1, 2005, March 1, 2005, March 16, 2005, March 16, 2005, March 17, 2005, March 21, 2005 and March 23, 2005 (other than, in each case, the portions of those documents not deemed to be filed);

(c) Our Current Reports on Form 8-K filed on March 1, 2004 and May 14, 2004 and our Current Reports on Form 8-K/A filed on August 13, 2004 (with respect to Exhibit 99.4 only) and January 19, 2005; and

(d) The descriptions of our common stock and preferred stock contained in our registration statements filed under Section 12 of the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating that description.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Office of the Secretary

JPMorgan Chase & Co.

270 Park Avenue

New York, NY 10017

212-270-4040

You should rely only on the information provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with any other information. We are not making an offer of securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

IMPORTANT FACTORS THAT MAY AFFECT FUTURE RESULTS

This prospectus, any prospectus supplement and any other documents incorporated by reference into this prospectus may contain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “objective,” “goal” and words and terms of similar substance used in connection with any discussion of our future operating or financial performance identify forward-looking statements. Those statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These risks and uncertainties include: the risk of adverse movements or volatility in the debt and equity securities markets or in interest or foreign exchange rates or indices; the risk of adverse impacts from an economic downturn; the risk of a downturn in domestic or foreign securities and in trading conditions or markets; the risks involved in deal completion, including an adverse development affecting a customer or the inability of a customer to receive a regulatory approval; the risks associated with increased competition; the risks associated with unfavorable political and diplomatic developments; the risks associated with adverse changes in domestic or foreign governmental or regulatory policies, including adverse interpretations of regulatory guidelines; the risk that material litigation or investigations will be determined adversely to us; the risk that a downgrade in our credit ratings will adversely affect our businesses or investor sentiment; the risk that management’s assumptions and estimates used in applying our critical accounting policies prove unreliable, inaccurate or not predictive of actual results; the risk that our business continuity plans or data security systems prove not to be adequate; the risk that external vendors are unable to fulfill their contractual obligations to us; the risk that the credit, market, liquidity, private equity and operational risks associated with our various businesses are not successfully managed; or other risks and uncertainties affecting operational plans. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in our periodic and current reports filed with the SEC and incorporated by reference in this prospectus and any prospectus supplement. Those reports are available at the SEC’s internet site (http://www.sec.gov).

Any forward-looking statements made by or on behalf of us in this prospectus, any applicable prospectus supplement or in a document incorporated by reference into this prospectus speak only as of the date of this prospectus, that prospectus supplement or that document incorporated by reference into this prospectus, as the case may be. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. You should, however, consult any further disclosures of a forward-looking nature we may make in our periodic and current reports filed with the SEC.

JPMORGAN CHASE & CO.

JPMorgan Chase is a financial holding company incorporated under Delaware law in 1968. JPMorgan Chase is a leading global financial services firm with assets of $1.2 trillion and operations in more than 50 countries. Our principal bank subsidiaries are the Bank and Chase Bank USA, National Association. The Bank became a national banking association on November 13, 2004. Immediately following its conversion, two of JPMorgan Chase’s principal bank subsidiaries, Bank One, National Association (Ohio) and Bank One, National Association (Illinois) merged with and into the Bank. JPMorgan Chase’s principal nonbank subsidiary is J.P. Morgan Securities Inc. The bank and nonbank subsidiaries of JPMorgan Chase operate nationally as well as through overseas branches and subsidiaries, representative offices and affiliated banks.

JPMorgan Chase’s activities are, for management reporting purposes, organized into six major business segments (Investment Bank, Retail Financial Services, Card Services, Commercial Banking, Treasury & Securities Services and Asset & Wealth Management) and Corporate. We have presented a brief description of these businesses below.

Investment Bank

JPMorgan Chase is one of the world’s leading investment banks, as evidenced by the breadth of its client relationships and product capabilities. The Investment Bank has extensive relationships with corporations, financial institutions, governments and institutional investors worldwide. JPMorgan Chase provides a full range of investment banking products and services, including advising on corporate strategy and structure, capital raising in equity and debt markets, sophisticated risk management, and market-making in cash securities and derivative instruments in all major capital markets. The Investment Bank also commits JPMorgan Chase’s own capital to proprietary investing and trading activities.

Retail Financial Services

Retail Financial Services includes Home Finance, Consumer & Small Business Banking, Auto & Education Finance and Insurance. Through this group of businesses, JPMorgan Chase provides consumers and small businesses with a broad range of financial products and services including deposits, investments, loans and insurance. Home Finance is a leading provider of consumer real estate loan products and is one of the largest originators and servicers of home mortgages. Consumer & Small Business Banking offers one of the largest branch networks in the United States. As of December 31, 2004, Auto & Education Finance was the largest bank originator of automobile loans as well as a top provider of loans for college students. Through its Insurance operations, JPMorgan Chase sells and underwrites an extensive range of financial protection products and investment alternatives, including life insurance, annuities and debt protection products.

Card Services

As of December 31, 2004, Card Services was the largest issuer of general purpose credit cards in the United States and the largest merchant acquirer. Card Services offers a wide variety of products to satisfy the needs of its cardmembers, including cards issued on behalf of many well-known partners, such as major airlines, hotels, universities, retailers and other financial institutions.

Commercial Banking

Commercial Banking serves more than 25,000 corporations, municipalities, financial institutions and not-for-profit entities, with annual revenues generally ranging from $10 million to $2 billion. A local market presence and a strong customer service model, coupled with a focus on risk management, provide a solid infrastructure for Commercial Banking to provide JPMorgan Chase’s complete product set — lending, treasury services, investment banking and investment management — for both corporate clients and their executives.

Clients of Commercial Banking benefit greatly from JPMorgan Chase’s extensive branch network and often use JPMorgan Chase exclusively to meet their financial services needs.

Treasury & Securities Services

Treasury & Securities Services is a global leader in providing transaction, investment and information services to support the needs of corporations, issuers and institutional investors worldwide. Treasury & Securities Services is the largest cash management provider in the world and one of the top three global custodians. The Treasury Services business provides clients with a broad range of capabilities, including U.S. dollar and multi-currency clearing, ACH, trade, and short-term liquidity and working capital tools. The Investor Services business provides a wide range of capabilities, including custody, funds services, securities lending and performance measurement and execution products. The Institutional Trust Services business provides trustee, depository and administrative services for debt and equity issuers. Treasury Services partners with the Commercial Banking, Consumer & Small Business Banking and Asset & Wealth Management segments to serve clients. As a result, certain Treasury Services revenues are included in other segments’ results.

Asset & Wealth Management

Asset & Wealth Management provides investment management to retail and institutional investors, financial intermediaries and high-net-worth families and individuals globally. For retail investors, Asset & Wealth Management provides investment management products and services, including a global mutual fund franchise, retirement plan administration, and consultation and brokerage services. Asset & Wealth Management delivers investment management to institutional investors across all asset classes. The Private Bank and Private Client Services businesses provide integrated wealth management services to ultra-high-net-worth and high-net-worth clients, respectively.

Corporate

The Corporate Sector is comprised of Private Equity, Treasury and corporate staff and other centrally managed expenses. Private Equity currently includes JPMorgan Partners and ONE Equity Partners businesses. On March 1, 2005, we announced that JPMorgan Partners will become independent when it completes the investment of its current $6.5 billion Global Fund, which is expected to occur in 2006. Treasury manages the structural interest rate risk and investment portfolio for JPMorgan Chase. The corporate staff areas include Central Technology and Operations, Internal Audit, Executive Office, Finance, General Services, Human Resources, Marketing & Communications, Office of the General Counsel, Real Estate and Business Services, Risk Management, and Strategy and Development.

Our principal executive office is located at 270 Park Avenue, New York, New York 10017 and our telephone number is (212) 270-6000.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities offered by this prospectus and the applicable prospectus supplement for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, redemption of preferred stock, or the financing of possible acquisitions or business expansion. We may invest the net proceeds temporarily or apply them to repay short-term debt until we are ready to use them for their stated purpose.

DESCRIPTION OF DEBT SECURITIES

General

We have described below some general terms that may apply to the debt securities we may offer by use of this prospectus and an applicable prospectus supplement. We will describe the particular terms of any debt securities we offer to you in the prospectus supplement relating to those debt securities.

The debt securities will be either senior debt securities or subordinated debt securities. We will issue the senior debt securities under the senior indenture referred to above between us and Deutsche Bank Trust Company Americas, as trustee. We will issue the subordinated debt securities under the subordinated indenture between us and U.S. Bank Trust National Association, as trustee.

The following summary is not complete. You should refer to the indentures, copies of which are exhibits to the registration statement. Section references below are to the sections of the applicable indenture.

Neither of the indentures limits the amount of debt securities that we may issue. Each of the indentures provides that we may issue debt securities up to the principal amount we authorize from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all Senior Indebtedness as defined below under “— Subordinated Debt Securities — Subordination”. In addition, under certain circumstances relating to our dissolution, winding-up, liquidation or reorganization, the subordinated debt securities will be junior to all Additional Senior Obligations, as defined and to the extent set forth below under “— Subordinated Debt Securities — Subordination”.

We are a holding company that conducts substantially all of our operations through subsidiaries. As a result, claims of the holders of the debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that JPMorgan Chase is recognized, and receives payment, as a creditor of those subsidiaries. Claims of our subsidiaries’ creditors other than JPMorgan Chase include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities sold under repurchase agreements, commercial paper and other short-term borrowings.

We may issue the debt securities in one or more separate series of senior debt securities and/or subordinated debt securities. We will specify in the prospectus supplement relating to the particular series of debt securities being offered the particular amounts, prices and terms of those debt securities. These terms may include:

•	the title and type of the debt securities;

•	any limit on the aggregate principal amount or aggregate initial offering price of the debt securities;

•	the purchase price of the debt securities;

•	the dates on which the principal of the debt securities will be payable and the amount payable upon acceleration;

•	the interest rates of the debt securities, including the interest rates, if any, applicable to overdue payments, or the method for determining those rates, and the interest payment dates for the debt securities;

•	the places where payments may be made on the debt securities;

•	any mandatory or optional redemption provisions applicable to the debt securities;

•	any sinking fund or similar provisions applicable to the debt securities;

•	the authorized denominations of the debt securities, if other than $1,000 and integral multiples of $1,000;

•	if denominated in a currency other than U.S. dollars, the currency or currencies, including the euro or other composite currencies, in which payments on the debt securities will be payable (which currencies may be different for principal, premium and interest payments);

•	any conversion or exchange provisions applicable to the debt securities;

•	any events of default applicable to the debt securities not described in this prospectus; and

•	any other specific terms of the debt securities.

We may issue some of the debt securities as original issue discount debt securities. Original issue discount debt securities will bear no interest or will bear interest at a below-market rate and will be sold at a discount below their stated principal amount. The prospectus supplement will contain any special tax, accounting or other information relating to original issue discount debt securities. If we offer other kinds of debt securities, including debt securities linked to an index or payable in currencies other than U.S. dollars, the prospectus supplement relating to those debt securities will also contain any special tax, accounting or other information relating to those debt securities.

We will issue the debt securities only in registered form without coupons. The indentures permit us to issue debt securities of a series in certificated form or in permanent global form. You will not be required to pay a service charge for any transfer or exchange of debt securities, but we may require payment of any taxes or other governmental charges.

We will pay principal of, and premium, if any, and interest, if any, on the debt securities at the corporate trust office of the Bank in New York City. You may also make transfers or exchanges of debt securities at that location. We also have the right to pay interest on any debt securities by check mailed to the registered holders of the debt securities at their registered addresses. In connection with any payment on a debt security, we may require the holder to certify information to JPMorgan Chase. In the absence of that certification, we may rely on any legal presumption to enable us to determine our responsibilities, if any, to deduct or withhold taxes, assessments or governmental charges from the payment.

Neither of the indentures limits our ability to enter into a highly leveraged transaction or provides you with any special protection in the event of such a transaction. In addition, neither of the indentures provides special protection in the event of a sudden and dramatic decline in our credit quality resulting from a takeover, recapitalization or similar restructuring of JPMorgan Chase.

We may issue debt securities upon the exercise of securities warrants or upon exchange or conversion of exchangeable or convertible debt securities. The prospectus supplement will describe the specific terms of any of those securities warrants or exchangeable or convertible securities. It will also describe the specific terms of the debt securities issuable upon the exercise, exchange or conversion of those securities. See “Description of Securities Warrants” below.

Senior Debt Securities

The senior debt securities will be direct, unsecured general obligations of JPMorgan Chase, will constitute Senior Indebtedness of JPMorgan Chase, and will have the same rank as our other Senior Indebtedness. For a definition of “Senior Indebtedness,” see “— Subordinated Debt Securities — Subordination” below.

Limitation on Disposition of Stock of the Bank. The senior indenture contains a covenant by us that, so long as any of the senior debt securities are outstanding, neither we nor any Intermediate Subsidiary (as defined below) will dispose of any shares of voting stock of the Bank, or any securities convertible into, or options, warrants or rights to purchase shares of voting stock of the Bank, except to JPMorgan Chase or an Intermediate Subsidiary. In addition, the covenant provides that neither we nor any Intermediate Subsidiary will permit the Bank to issue any shares of its voting stock, or securities convertible into, or options, warrants or rights to purchase shares of its voting stock, nor will we permit any Intermediate Subsidiary to cease to be an Intermediate Subsidiary.

The above covenant is subject to our rights in connection with a consolidation or merger of JPMorgan Chase with or into another person or a sale of our assets. The covenant also will not apply if both:

(1) the disposition in question is made for fair market value, as determined by the board of directors of JPMorgan Chase or the Intermediate Subsidiary; and

(2) after giving effect to the disposition, we and any one or more of our Intermediate Subsidiaries will collectively own at least 80% of the issued and outstanding voting stock of the Bank or any successor to the Bank, free and clear of any security interest.

The above covenant also does not restrict the Bank from being consolidated with or merged into another domestic banking corporation, if after the merger or consolidation, (A) JPMorgan Chase, or its successor, and any one or more Intermediate Subsidiaries own at least 80% of the voting stock of the resulting bank and (B) no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing.

The senior indenture defines an “Intermediate Subsidiary” as a subsidiary (1) that is organized under the laws of any domestic jurisdiction and (2) of which all the shares of capital stock, and all securities convertible into, and options, warrants and rights to purchase shares of capital stock, are owned directly by JPMorgan Chase, free and clear of any security interest. As used above, “voting stock” means a class of stock having general voting power under ordinary circumstances irrespective of the happening of a contingency. The above covenant would not prevent the Bank from engaging in a sale of assets to the extent otherwise permitted by the senior indenture. (Section 1006)

Defaults and Waivers. The senior indenture defines an event of default with respect to any series of senior debt securities as any one of the following events:

(1) default in the payment of interest on any senior debt security of that series and continuance of that default for 30 days;

(2) default in the payment of principal of, or premium, if any, on, any senior debt security of that series at maturity;

(3) default in the deposit of any sinking fund payment and continuance of that default for five days;

(4) failure by us for 60 days after notice to perform any of the other covenants or warranties in the senior indenture applicable to that series;

(5) (A) failure by us to pay indebtedness for money borrowed by us, including senior debt securities of other series, in an aggregate principal amount exceeding $25,000,000, at the later of final maturity or the expiration of any applicable grace period or (B) acceleration of the maturity of any indebtedness for money borrowed by us, including senior debt securities of other series, in an aggregate principal amount exceeding $25,000,000, if that failure to pay or acceleration results from a default under the instrument giving rise to or securing the indebtedness for money borrowed by us and is not rescinded or annulled within 30 days after due notice, unless the default is contested in good faith by appropriate proceedings;

(6) specified events of bankruptcy, insolvency or reorganization of JPMorgan Chase or the Bank; and

(7) any other event of default specified with respect to senior debt securities of that series. (Section 501)

If any event of default with respect to senior debt securities of any series occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of that series may declare the principal amount (or, if the senior debt securities of that series are original issue discount senior debt securities, a specified portion of the principal amount) of all senior debt securities of that series to be due and payable immediately. No such declaration is required upon specified events of bankruptcy. Subject to the conditions set forth in the indenture, the holders of a majority in principal amount of the outstanding senior debt securities of that series may annul the declaration and waive past defaults, except uncured payment defaults and other specified defaults. (Sections 502 and 513)

We will describe in the prospectus supplement any particular provisions relating to the acceleration of the maturity of a portion of the principal amount of original issue discount senior debt securities upon an event of default.

The senior indenture requires the trustee, within 90 days after the occurrence of a default known to it with respect to any outstanding series of senior debt securities, to give the holders of that series notice of the default if uncured or not waived. The trustee may withhold the notice if it determines in good faith that the withholding of the notice is in the interest of those holders. However, the trustee may not withhold the notice in the case of a payment default. The trustee may not give the above notice until 60 days after the occurrence of a default in the performance of a covenant in the senior indenture, other than a covenant to make payment. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an event of default with respect to senior debt securities of that series. (Section 602)

Other than the duty to act with the required standard of care during a default, the trustee is not obligated to exercise any of its rights or powers under the senior indenture at the request or direction of any of the holders of senior debt securities, unless the holders have offered to the trustee reasonable security or indemnity. The senior indenture provides that the holders of a majority in principal amount of outstanding senior debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for that series, or exercising any trust or other power conferred on the trustee. However, the trustee may decline to act if the direction is contrary to law or the senior indenture. (Section 512)

The senior indenture includes a covenant requiring us to file annually with the trustee a certificate of no default, or specifying any default that exists. (Section 1007)

Defeasance and Covenant Defeasance. The senior indenture contains a provision that, if made applicable to any series of senior debt securities, permits us to elect:

•	defeasance, which would discharge us from all of our obligations (subject to limited exceptions) with respect to any senior debt securities of that series then outstanding, and/or

•	covenant defeasance, which would release us from our obligations under specified covenants and the consequences of the occurrence of an event of default resulting from a breach of those covenants or a cross- default.

To make either of the above elections, we must deposit in trust with the trustee money and/or U.S. government obligations (as defined below) which through the payment of principal and interest in accordance with their terms will provide sufficient money, without reinvestment, to repay in full those senior debt securities. As used in the senior indenture, “U.S. government obligations” are:

(1) direct obligations of the United States or of an agency or instrumentality of the United States, in either case that are, or are guaranteed as, full faith and credit obligations of the United States and that are not redeemable by the issuer; and

(2) certain depositary receipts with respect to an obligation referred to in clause (1).

As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the senior debt securities will not recognize income, gain, or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred. That opinion, in the case of defeasance, but not covenant defeasance, must refer to and be based upon a ruling received by us from the Internal Revenue Service or published as a revenue ruling or upon a change in applicable federal income tax law.

If we exercise our covenant defeasance option with respect to a particular series of senior debt securities, then even if there were a default under the related covenant, payment of those senior debt securities could not be accelerated. We may exercise our defeasance option with respect to a particular series of senior debt securities even if we previously had exercised our covenant defeasance option. If we exercise our defeasance option, payment of those senior debt securities may not be accelerated because of any event of default. If we exercise our covenant defeasance option and an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on those senior debt securities. This is because the required deposit of money and/or U.S. government obligations in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Modification of the Senior Indenture. We and the trustee may modify the senior indenture with the consent of the holders of not less than a majority in principal amount of each series of outstanding senior debt securities affected by the modification. However, without the consent of each affected holder, no such modification may:

•	change the stated maturity of any senior debt security;

•	reduce the principal amount of, or premium, if any, on, any senior debt security;

•	reduce the rate of payment of interest on any senior debt security, or change other specified provisions relating to the yield of any senior debt security;

•	change the currency or currencies in which any senior debt security is payable;

•	reduce the percentage of holders of outstanding senior debt securities of any series required to consent to any modification, amendment or any waiver under the senior indenture; or

•	change the provisions in the senior indenture that relate to its modification or amendment. (Section 902)

We and the trustee may amend the senior indenture without the consent of the holders of senior debt securities in the event we merge with another person, to replace the trustee, to effect modifications that do not affect any outstanding series of senior debt securities, and for other specified purposes. (Section 901).

Consolidation, Merger and Sale of Assets. We may, without the consent of the holders of any senior debt securities, consolidate or merge with any other person or transfer or lease all or substantially all of our assets to another person or permit another corporation to merge into JPMorgan Chase, provided that:

(1) the successor is a person organized under U.S. laws;

(2) the successor, if not us, assumes our obligations on the senior debt securities and under the senior indenture;

(3) after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

(4) other specified conditions are met. (Section 801)

Subordinated Debt Securities

The subordinated debt securities will be direct, unsecured general obligations of JPMorgan Chase. The subordinated debt securities will be subordinate and junior in right of payment to all Senior Indebtedness and, in certain circumstances described below relating to our dissolution, winding-up, liquidation or reorganization, to all Additional Senior Obligations. The subordinated indenture does not limit the amount of debt, including Senior Indebtedness or Additional Senior Obligations, we may incur. As of December 31, 2004, Senior Indebtedness and Additional Senior Obligations totaled approximately $66.0 billion.

Unless otherwise specified in the prospectus supplement, the maturity of the subordinated debt securities will be subject to acceleration only upon our bankruptcy or reorganization. See “— Defaults and Waivers” below.

The holders of subordinated debt securities of a series that is specified to be convertible into our common stock will be entitled as specified in the applicable prospectus supplement to convert those convertible subordinated debt securities into common stock, at the conversion price set forth in the prospectus supplement.

The holders of subordinated debt securities of any series may be obligated at maturity, or at any earlier time specified in the applicable prospectus supplement, to exchange that series of subordinated debt securities for capital securities. “Capital securities” may consist of our common stock, perpetual preferred stock or other capital securities of JPMorgan Chase acceptable to our primary federal banking regulator, which currently is the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). We will describe the terms of any such exchange and of the capital securities that will be issued upon that exchange in the applicable prospectus supplement. Whenever subordinated debt securities are exchangeable for capital securities, we will be obligated to deliver capital securities with a market value equal to the principal amount of those subordinated debt securities. In addition, we will unconditionally undertake, at our expense, to sell the capital securities in a secondary offering on behalf of any holders who elect to receive cash for the capital securities.

Subordination. The subordinated debt securities will be subordinate and junior in right of payment to all Senior Indebtedness and, under certain circumstances described below, to all Additional Senior Obligations.

The subordinated indenture defines “Senior Indebtedness” to mean the principal of, and premium, if any, and interest on all indebtedness for money borrowed by us, whether outstanding on the date the subordinated indenture became effective or created, assumed or incurred after that date, including all indebtedness for money borrowed by another person that we guarantee. However, Senior Indebtedness does not include indebtedness that is stated not to be superior to or to have the same rank as the subordinated debt securities. In particular, Senior Indebtedness does not include (A) Assumed Heritage Chase Subordinated Indebtedness (as defined below), (B) Assumed Heritage JPM Subordinated Indebtedness (as defined below) and (C) other debt of JPMorgan Chase that is expressly stated to have the same rank as or not to rank superior to the subordinated debt securities, including Assumed Heritage Bank One Subordinated Indebtedness (as defined below).

The subordinated indenture defines “Additional Senior Obligations” to mean all indebtedness of JPMorgan Chase for claims in respect of derivative products, such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements, except Senior Indebtedness and except obligations that are expressly stated to have the same rank as or not to rank senior to the subordinated debt securities. For purposes of this definition, “claim” shall have the meaning assigned in Section 101(4) of the United States Bankruptcy Code and in effect on the date of execution of the subordinated indenture.

“Assumed Heritage Chase Subordinated Indebtedness” means all outstanding subordinated indebtedness that we assumed as a result of our merger with The Chase Manhattan Corporation.

“Assumed Heritage Bank One Subordinated Indebtedness” means all outstanding subordinated indebtedness that we assumed as a result of our merger with Bank One Corporation.

“Assumed Heritage JPM Subordinated Indebtedness” means all outstanding subordinated indebtedness that we assumed as a result of our merger with J.P. Morgan & Co. Incorporated.

Under the subordinated indenture, we may not make any payment on the subordinated debt securities or exchange any subordinated debt securities for capital securities in the event:

•	we have failed to make full payment of all amounts of principal, and premium, if any, and interest, if any, due on all Senior Indebtedness; or

•	there shall exist any event of default on any Senior Indebtedness or any event which, with notice or lapse of time or both, would become such an event of default.

In addition, upon our dissolution, winding-up, liquidation or reorganization:

•	we must pay to the holders of Senior Indebtedness the full amounts of principal of, and premium, if any, and interest, if any, on the Senior Indebtedness before any payment or distribution is made on the subordinated debt securities, and

•	if, after we have made those payments on the Senior Indebtedness, there are amounts available for payment on the subordinated debt securities and creditors in respect of Additional Senior Obligations have not received their full payments,

•	then we will first use amounts available for payment on the subordinated debt securities to pay in full all Additional Senior Obligations before we may make any payment on the subordinated debt securities.

No series of our subordinated debt securities described above (other than our junior subordinated indebtedness issued in connection with the issuance of securities by our capital trust subsidiaries) is subordinated to any other series of subordinated debt securities or to any other subordinated indebtedness of JPMorgan Chase referred to above. However, due to the subordination provisions of the various series of subordinated indebtedness issued by us and our predecessor institutions, and, in particular the fact that some, but not all, of our outstanding subordinated indebtedness is subordinated in some circumstances to Additional Senior Obligations (or to our derivative obligations or general obligations, as defined in the relevant indentures), in the event of a dissolution, winding up, liquidation or reorganization, holders of the subordinated debt securities that may be offered by use of this prospectus and an applicable prospectus supplement may recover less, ratably, than holders of some of our other series of outstanding subordinated indebtedness and more ratably than holders of other series of our outstanding subordinated indebtedness.

Unless otherwise provided in the terms of a series of subordinated debt securities, holders of the subordinated debt securities may not accelerate the maturity of the subordinated debt securities, except in the event of our bankruptcy or reorganization, and may not accelerate the subordinated debt securities if we fail to pay interest or fail to perform any other agreement in the subordinated debt securities or the subordinated indenture. See “—Defaults and Waivers” below.

No Limitation on Disposition of Voting Stock of the Bank. The subordinated indenture does not contain a covenant prohibiting us from selling or otherwise disposing of any shares of voting stock of the Bank, or securities convertible into, or options, warrants or rights to purchase shares of voting stock of the Bank. The subordinated indenture also does not prohibit the Bank from issuing any shares of its voting stock or securities convertible into, or options, warrants or rights to purchase shares of its voting stock.

Defaults and Waivers. The subordinated indenture defines an event of default with respect to any series of subordinated debt securities as follows:

•	any one of certain events of bankruptcy or reorganization affecting JPMorgan Chase;

•	any other event specified with respect to subordinated debt securities of that series. (Section 7.01)

If an event of default occurs and is continuing with respect to any outstanding series of subordinated debt securities, the trustee or the holders of at least 25% in aggregate principal amount of that outstanding series may declare the principal (or, in the case of original issue discount subordinated debt securities, a specified amount of principal) of all subordinated debt securities of that series to be due and payable immediately in cash. Subject to specified conditions, the holders of not less than a majority in aggregate principal amount of the subordinated debt securities of that series may annul the declaration and waive certain past defaults. (Section 7.01) The right of the holders of the subordinated debt securities of a series to demand payment in cash upon the occurrence and continuance of an event of default will continue to exist so long as the subordinated debt securities of that series have not been exchanged or converted. In the event of the bankruptcy or reorganization of JPMorgan Chase, any right to enforce that payment in cash would be subject to the broad equity powers of a federal bankruptcy court and to its determination of the nature and status of the payment claims of the holders of the subordinated debt securities. Prior to any declaration of acceleration, the holders of a majority in aggregate principal amount of the applicable series of subordinated debt securities may waive any past default or event of default, except a payment default. (Section 7.07)

Unless otherwise provided in the terms of a series of subordinated debt securities, there will be no right of acceleration of the payment of principal of the subordinated debt securities of that series upon a default in the payment of principal or interest or a default in the performance of any covenant or agreement in the subordinated debt securities or the subordinated indenture. In the event of a default in the payment of interest or principal, including a default in the delivery of any capital securities in exchange for subordinated debt securities, or in the performance of any covenant or agreement in the subordinated debt securities or the subordinated indenture, the trustee may, subject to specified limitations and conditions, seek to enforce that payment or delivery or the performance of that covenant or agreement.

The subordinated indenture requires the trustee, within 90 days after the occurrence of a default with respect to subordinated debt securities of any series, to give the holders of that series notice of all uncured defaults known to it. However, except in certain cases involving our bankruptcy or reorganization, a payment default or a default in the obligation to deliver capital securities in exchange for subordinated debt securities, the trustee may withhold the notice if it determines in good faith that the withholding of the notice is in the interest of those holders. The term “default” for purposes of this provision includes the events of default specified above without grace periods or notice. (Section 7.08) We are required to furnish to the trustee annually an officers’ certificate as to the absence of defaults under the subordinated indenture. (Section 5.06)

Other than the duty of the trustee to act with the required standard of care during a default, the trustee is not obligated to exercise any of its rights or powers under the subordinated indenture at the request or direction of any of the holders of the subordinated debt securities, unless those holders have offered the trustee reasonable security or indemnity. Subject to that provision for security or indemnity, the holders of a majority in principal amount of the subordinated debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any trust or power conferred on, the trustee with respect to the subordinated debt securities of that series. (Sections 7.07 and 8.02)

Modification of the Subordinated Indenture. The subordinated indenture contains provisions permitting us and the trustee to modify the subordinated indenture or the rights of the holders of the subordinated debt securities with the consent of the holders of not less than a majority in principal amount of each outstanding series of the subordinated debt securities affected by the modification. However, no such modification may, without the consent of each holder of subordinated debt securities affected by the modification:

•	change the stated maturity date of the principal of, or any installment of principal of or interest on, any subordinated debt security;

•	reduce the principal amount of, or premium, if any, or interest, if any, on, any subordinated debt security;

•	reduce the portion of the principal amount of an original issue discount subordinated debt security payable upon acceleration of the maturity of that subordinated debt security;

•	reduce any amount payable upon redemption of any subordinated debt security;

•	change the place or places where, or the currency in which, any subordinated debt security or any premium or interest is payable;

•	change the definition of market value;

•	impair the right of any holders of subordinated debt securities of any series to receive on any exchange date for subordinated debt securities of that series capital securities with a market value equal to that required by the terms of the subordinated debt securities;

•	impair the conversion rights, if any, of any holders;

•	impair the right of a holder to institute suit for the enforcement of any payment on or with respect to any subordinated debt security, including any right of redemption at the option of the holder of that subordinated debt security, or impair any rights to the delivery of capital securities in exchange for any subordinated debt security or to require us to sell capital securities in a secondary offering or to require the delivery of common stock, debt securities or other property upon conversion of subordinated debt securities;

•	reduce the above-stated percentage of subordinated debt securities of any series the consent of the holders of which is necessary to modify or amend the subordinated indenture, or reduce the percentage of subordinated debt securities of any series the holders of which are required to waive any past default or event of default; or

•	modify the above requirements. (Section 11.02)

The subordinated indenture permits us and the trustee to amend the subordinated indenture without the consent of the holders of subordinated debt securities in the event of the merger of JPMorgan Chase, the replacement of the trustee, to effect modifications that do not affect any outstanding series of subordinated debt securities and for other specified purposes. (Section 11.01)

Consolidation, Merger and Sale of Assets. We may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets to any other corporation, unless:

•	we are the continuing corporation or the successor corporation expressly assumes the payment of the principal of (including issuance and delivery of capital securities), and premium, if any, and interest, if any, on, the subordinated debt securities and the performance and observance of all the covenants and conditions of the subordinated indenture binding upon us; and

•	immediately after the merger, consolidation, sale or conveyance, we or the successor corporation shall not be in default in the performance of any such covenant or condition. (Article Twelve)

Information Concerning The Trustees

JPMorgan Chase and some of our subsidiaries may maintain deposits or conduct other banking transactions with the trustees under the senior indenture and the subordinated indenture in the ordinary course of business. U.S. Bank Trust National Association is also trustee under (i) a subordinated indenture, dated as of May 1, 1987, as amended and restated as of September 1, 1993 that we assumed in our merger with The Chase Manhattan Corporation; (ii) the following indentures that we assumed in our merger with J.P. Morgan & Co. Incorporated: a senior indenture, dated as of August 15, 1982, a subordinated indenture, dated as of March 1, 1993 and a junior subordinated indenture, dated as of November 10, 1996, in each case, as amended; (iii) the following indentures that we assumed in our merger with Bank One Corporation: a subordinated indenture, dated as of March 3, 1997, a subordinated indenture, dated as of December 1, 1995, a subordinated indenture, dated as of May 17, 1995, a subordinated indenture, dated as of August 1, 1987, a subordinated indenture, dated as of July 15, 1992 and a subordinated indenture, dated as of March 1, 1989, in each case, as amended; and (iv) a junior subordinated indenture, dated as of November 1, 1996, that we assumed in our merger with J.P. Morgan & Co. Incorporated. Deutsche Bank Trust Company Americas is also trustee under (i) a senior indenture, dated as of July 1, 1986, as amended, that we assumed in our merger with The Chase Manhattan Corporation and (ii) a senior indenture, dated as of March 3, 1997, as amended, that we assumed in our merger with Bank One Corporation.

DESCRIPTION OF PREFERRED STOCK

General

Under our certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 200,000,000 shares of preferred stock, $1 par value per share, in one or more series, and to determine the voting powers and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series. We may amend our certificate of incorporation to increase the number of authorized shares of preferred stock in a manner permitted by our certificate of incorporation and the Delaware General Corporation Law.

We will describe the particular terms of any series of preferred stock being offered in the prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the number of shares being offered;

•	the title and liquidation preference per share;

•	the purchase price;

•	the dividend rate or method for determining that rate;

•	the dates on which dividends will be paid;

•	whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to accumulate;

•	any applicable redemption or sinking fund provisions;

•	any applicable conversion provisions;

•	whether we have elected to offer depositary shares with respect to that series of preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights and restrictions applicable to that series of preferred stock.

If the terms of any series of preferred stock being offered differ from the terms set forth below, we will also disclose those different terms in the prospectus supplement relating to that series of preferred stock. The following summary is not complete. You should also refer to our certificate of incorporation and to the certificate of designations relating to the series of the preferred stock being offered for the complete terms of that series of preferred stock. Our certificate of incorporation and a form of certificate of designations are filed as exhibits to the registration statement. We will file the certificate of designations with respect to the particular series of preferred stock being offered with the SEC promptly after the offering of that series of preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, in the event we liquidate, dissolve or wind-up our business, each series of preferred stock being offered will have the same rank as to dividends and distributions as our currently outstanding preferred stock and each other series of preferred stock we may offer in the future by use of this prospectus and an applicable prospectus supplement. The preferred stock will have no preemptive rights.

Dividend Rights

If you purchase preferred stock offered by use of this prospectus and an applicable prospectus supplement, you will be entitled to receive, when, as and if declared by our board of directors, cash dividends at the rates and on the dates set forth in the prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. We will pay each dividend to the holders of record as they appear on our stock books (or, if applicable, the records of the depositary referred to below under “— Depositary Shares”) on record dates determined by our board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative, as specified in the prospectus supplement. If our board of directors fails to declare a dividend on any series of preferred stock for which dividends are noncumulative, then your right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not we declare dividends for any future dividend period.

Unless otherwise specified in the applicable prospectus supplement, each series of preferred stock that we offer by use of this prospectus and an applicable prospectus supplement will provide that we may not declare or pay or set apart for payment dividends on any series of preferred stock ranking, as to dividends, equally with or junior to the series of preferred stock we are offering unless we have previously declared and paid or set apart for payment, or we contemporaneously declare and pay or set apart for payment, full dividends (including cumulative dividends still owing, if any) on the series of preferred stock we are offering for all dividend periods terminating on or prior to the dividend payment date for all equally or junior ranking series. If we fail to pay dividends in full as stated above, we may only declare dividends on equally ranking series pro rata so that the amount of dividends declared per share on the series of preferred stock we are offering and the equally ranking series bear to each other the same ratio that accrued and unpaid dividends per share on the series being offered and the other series bear to each other. We will not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on any series of preferred stock we are offering.

Unless otherwise specified in the applicable prospectus supplement, the preferred stock we offer by use of this prospectus and an applicable prospectus supplement will also provide that, unless we have paid or declared and set aside for payment full dividends, including cumulative dividends owing, if any, on that preferred stock for all past dividend periods, we will not:

•	declare or make any dividend payment or distribution on any junior ranking stock, other than a dividend paid in junior ranking stock, or

•	redeem, purchase, otherwise acquire or set apart money for a sinking fund for the redemption of any junior or equally ranking stock, except by conversion into or exchange for junior ranking stock.

Unless otherwise specified in the applicable prospectus supplement, we will compute the amount of dividends payable by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of a 360 day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.

Rights Upon Liquidation

In the event we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, you will be entitled to receive liquidating distributions in the amount set forth in the prospectus supplement applicable to the series of preferred stock you hold, plus accrued and unpaid dividends, if any, before we make any distribution of assets to the holders of our common stock. If we fail to pay in full all amounts payable with respect to preferred stock offered by use of this prospectus and an applicable prospectus supplement, and any stock having the same rank as that series of preferred stock, the holders of the preferred stock and of that other stock will share in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock and any stock having the same rank as their preferred stock are paid in full, they will have no right or claim to any of our remaining assets. For any series of preferred stock offered by use of this prospectus and an applicable prospectus supplement, neither the sale of all or substantially all of our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding-up of our business or affairs.

Redemption

The applicable prospectus supplement will indicate whether the series of preferred stock offered by use of this prospectus and an applicable prospectus supplement is subject to redemption, in whole or in part, whether at our option or mandatorily and whether or not pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock offered, including the redemption dates, the redemption prices for that series and whether those redemption prices will be paid in cash, stock or a combination of cash and stock, will be set forth in the prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that, if our capital stock is not sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the prospectus supplement.

If we are redeeming fewer than all the outstanding shares of preferred stock of any series, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method the board of directors determines to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of those shares, except the right to receive the redemption price, will cease.

In the event that we fail to pay full dividends, including accrued but unpaid dividends, if any, on any series of preferred stock offered, we may not redeem that series in part and we may not purchase or acquire any shares of that series of preferred stock, except by an offer made on the same terms to all holders of that series of preferred stock.

Conversion Rights

The prospectus supplement will state the terms, if any, on which shares of the series of preferred stock offered by use of this prospectus and an applicable prospectus supplement are convertible into shares of our common stock or other securities. As described under “— Redemption” above, under certain circumstances, preferred stock may be mandatorily convertible into our common stock or another series of our preferred stock.

Voting Rights

Except as indicated below or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of the preferred stock offered by use of this prospectus and an applicable prospectus supplement will not be entitled to vote. Except as indicated in the prospectus supplement, in the event we offer full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of that series of preferred stock are entitled to vote. However, as more fully described below under “— Depositary Shares,” if we use this prospectus and an applicable prospectus supplement to offer depositary shares representing a fraction of a share of a series of preferred stock, each depositary share, in effect, will be entitled to that fraction of a vote, rather than a full vote. Because each full share of any series of preferred stock offered will be entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of preferred stock.

If, at the time of any annual meeting of our stockholders, the equivalent of six quarterly dividends payable on any series of preferred stock being offered is in default, the number of directors constituting our board of directors will be increased by two and the holders of all the outstanding series of preferred stock, voting together as a single class, will be entitled to elect those additional two directors at that annual meeting. Each director elected by the holders of shares of the outstanding preferred stock will continue to serve as a director for the full term for which he or she was elected, even if prior to the end of that term we have paid in full the amount of dividends that had been in arrears. For purposes of this paragraph, “default” means that accrued and unpaid dividends on the applicable series are equal to or greater than the equivalent of six quarterly dividends.

Unless otherwise specified in the applicable prospectus supplement, the terms of each series of preferred stock being offered will state that the approval of at least two-thirds of the outstanding shares of preferred stock will be required to:

•	create any class or series of stock having a preference over any outstanding series of preferred stock; or

•	change the provisions of our certificate of incorporation in a manner that would adversely affect the voting powers or other rights of the holders of a series of preferred stock.

The terms of the preferred stock offered will also state that if the amendment will not adversely affect all series of outstanding preferred stock, then the amendment will only need to be approved by holders of at least two-thirds of the shares of the series of preferred stock adversely affected.

Under regulations adopted by the Federal Reserve Board, if the holders of any series of our preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a “class of voting securities.” In such a case, a holder of 25% or more of the series, or a holder of 5% or more if that holder would also be considered to exercise a “controlling influence” over JPMorgan Chase, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, (1) any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire or retain 5% or more of that series, and (2) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 10% or more of that series.

Outstanding Preferred Stock

As of the date of this prospectus, we have issued and outstanding the series of preferred stock described in the following table:

	Stated Value and Redemption Price Per Share(a)	Number of Shares	Outstanding at December 31, 2004	Earliest Redemption Date		Rate in Effect at December 31, 2004
		(in millions)	(in millions)
Fixed/Adjustable Rate Noncumulative Preferred Stock (“Fixed/Adjustable preferred stock”)	$50.00	4.00	$200	See Note	(b)	5.46	%(c)
6.63% Cumulative Preferred Stock, Series H (“6.63% preferred stock”)(d)	$500.00	0.28	$139	3/31/06		6.63%

(a)	Redemption price is price indicated on table, plus accrued but unpaid dividends, if any.
(b)	The shares are redeemable at any time with not less than 30 nor more than 60 days’ notice.
(c)	The fixed/adjustable rate preferred stock remained fixed at 4.96% through June 30, 2003; thereafter, the minimum and maximum rates are 5.46% and 11.46%, respectively.
(d)	Shares of 6.63% preferred stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Ranking. All the outstanding series of preferred stock have the same rank. All the outstanding series of preferred stock have preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution.

Dividends. Dividends payable on each series of outstanding preferred stock are payable quarterly, when and as declared by the board of directors, in the amounts determined as set forth in the above table, on each March 31, June 30, September 30 and December 31.

Dividends on our 6.63% preferred stock are cumulative. Dividends on our Fixed/Adjustable preferred stock are noncumulative. If we fail to declare a dividend on our Fixed/ Adjustable preferred stock for any dividend period, holders of that series will have no right to receive a dividend for that dividend period, whether or not we declare dividends on that series for any future dividend period.

Each outstanding series of preferred stock provides that we may not declare or pay any dividends on such series of preferred stock, unless we have previously declared and paid or we contemporaneously declare and pay full dividends (and cumulative dividends still owing, if any) on all other series of preferred stock that have the same rank as, or rank senior to, that series of preferred stock. If we do not pay full dividends on the equally-ranking series as described above, we may only declare dividends pro rata, so that the amount of dividends declared per share on that series of preferred stock and on each other equally-ranking series of preferred stock will bear to each other the same ratio that accrued dividends per share on that series of preferred stock and those other series bear to each other. In addition, generally, unless we have paid full dividends, including cumulative dividends still owing, if any, on all outstanding shares of any series of preferred stock, we may not declare or pay dividends on our common stock and generally we may not redeem or purchase any common stock (except by payment of shares of common stock or other junior securities). We will not pay interest or any sum of money instead of interest on any dividend payment or payments that may be in arrears.

Rights Upon Liquidation; Redemption. In the event of our liquidation, dissolution or winding-up, the holders of each outstanding series of preferred stock would be entitled to receive liquidating distributions in the amount set forth opposite the applicable series in the table above, plus accrued and unpaid dividends, if any, before we make any distribution of our assets to the holders of our common stock.

Each of our outstanding series of preferred stock is redeemable at our option on or after the applicable date set forth opposite that series in the table above at a redemption price per share equal to the redemption price set forth opposite that series in the table above, plus accrued but unpaid dividends, if any.

Voting Rights. Holders of shares of our outstanding preferred stock have no voting rights, except as described below or as required by the Delaware General Corporation Law.

Each of our currently outstanding series of preferred stock provides that if, at the time of any annual meeting of our stockholders, the equivalent of six quarterly dividends payable on any series of outstanding cumulative preferred stock is in default, the number of directors constituting our board of directors will be increased by two and the holders of all the outstanding preferred stock, voting together as a single class, will be entitled to elect those additional two directors at that annual meeting. In accordance with the requirements of our Fixed/Adjustable preferred stock, each director elected by the holders of shares of the outstanding Fixed/Adjustable preferred stock will continue to serve as director for the full term for which he or she was elected, even if prior to the end of that term we have paid in full the amount of dividends that had been in arrears. For purposes of this paragraph, “default” means that accrued and unpaid dividends on the applicable series are equal to or greater than the equivalent of six quarterly dividends.

Under regulations adopted by the Federal Reserve Board, if the holders of any series of our preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a “class of voting securities.” In such a case, a holder of 25% or more of the series, or a holder of 5% or more if the holder would also be considered to exercise a “controlling influence” over JPMorgan Chase, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, (1) any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire or retain 5% or more of that series, and (2) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 10% or more of that series.

Holders of Fixed/Adjustable preferred stock or 6.63% preferred stock are entitled to one vote per share with respect to matters on which they are entitled to vote.

Our Fixed/Adjustable preferred stock provides that the affirmative vote of the holders of at least two-thirds of the shares of all outstanding series of preferred stock will be required to:

•	create any class or series of stock having a preference over any outstanding series of preferred stock; or

•	change the provisions of our certificate of incorporation in a manner that would adversely affect the voting powers or other rights of the holders of a series of preferred stock.

Our Fixed/Adjustable preferred stock also states that if the amendment will not adversely affect all series of outstanding preferred stock, then the amendment will only need to be approved by holders of at least two-thirds of the shares of the series of preferred stock adversely affected.

Our 6.63% preferred stock provides that a vote of at least two-thirds of the voting power of all outstanding shares of the series and all outstanding shares of the same class as that series, voting together as a single class without regard to series, will be necessary in order to amend, alter or repeal any of the provisions of our certificate of incorporation, including the certificate of designations relating to that series, so as to materially adversely affect the preferences, rights, powers or privileges of the 6.63% preferred stock or any other shares of the same class. However, if one or more but not all series of the class would be materially adversely affected, the consent of holders entitled to vote at least two-third of all shares of the series so affected will be required.

Our 6.63% preferred stock provides that a vote of at least two-thirds of the voting power of all outstanding shares of that series, and all series of our preferred stock having the same ranking, either as to dividends or upon liquidation, voting together as a single class without regard to series, will be necessary to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series capital stock (or other security convertible into such capital stock) that will rank prior to the 6.63% preferred stock or such other series of preferred stock as to dividends or upon liquidation.

Miscellaneous. No series of our outstanding preferred stock is convertible into shares of our common stock or other securities of JPMorgan Chase. No series of our outstanding preferred stock is subject to preemptive rights.

Transfer Agent and Registrar. Mellon Investor Services LLC is the transfer agent, registrar and dividend disbursement agent for our outstanding preferred stock and depositary shares. The registrar will send notices to the holders of the preferred stock or depositary shares of any meetings at which those holders will have the right to elect directors or to vote on any other matter.

Depositary Shares for 6.63% Preferred Stock. Our 6.63% preferred stock is represented by depositary shares, each representing a one-tenth interest in a share of that preferred stock. The material terms of the deposit agreement between us and the Bank, as depositary, with respect to those depositary shares are substantially the same as those described under “—Depositary Shares” below.

Depositary Shares

General. We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of those depositary shares will represent a fraction of a share of a particular series of preferred stock. We will specify that fraction in the applicable prospectus supplement.

The shares of any series of preferred stock underlying the depositary shares offered by use of this prospectus and an applicable prospectus supplement will be deposited under a deposit agreement between us and a depositary selected by us. The depositary will be a bank or trust company and will have its principal office in the United States and a combined capital and surplus of at least $50 million. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in the share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares offered by use of this prospectus and an applicable prospectus supplement will be evidenced by depositary receipts issued under the deposit agreement. We will issue depositary receipts to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that are filed as exhibits to the registration statement.

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of related depositary shares in proportion to the number of depositary shares owned by those holders.

If we make a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of Depositary Shares. Upon redemption, in whole or in part, of shares of any series preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock.

Depositary shares called for redemption will no longer be outstanding after the applicable redemption date, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder’s depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

Amendment and Termination of the Deposit Agreement. We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time regarding any depositary shares offered by use of this prospectus and an applicable prospectus supplement. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements regarding any depositary shares offered by use of this prospectus and an applicable prospectus supplement. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer and other taxes and governmental charges and other charges with respect to their depositary receipts as expressly provided in the deposit agreement.

Resignation and Removal of Depositary. The depositary for the depositary shares offered by use of this prospectus and an applicable prospectus supplement may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Miscellaneous. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performing in good faith our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding relating to any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons we believe to be competent, and on documents we believe to be genuine.

DESCRIPTION OF COMMON STOCK

As of the date of this prospectus, we are authorized to issue up to 9,000,000,000 shares of common stock. As of December 31, 2004, we had 3,584,747,502 shares of common stock issued (including 28,556,534 shares held in treasury) and had reserved approximately 531 million shares of common stock for issuance under various employee or director incentive, compensation and option plans.

The following summary is not complete. You should refer to the applicable provisions of our certificate of incorporation and to the Delaware General Corporation Law for a complete statement of the terms and rights of our common stock.

Dividends. Holders of common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders of our preferred stock.

Voting Rights. Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock under its applicable certificate of designations and applicable law, all voting rights are vested in the holders of shares of our common stock. Holders of shares of our common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares will not be able to elect any directors.

Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally in any of our assets available for distribution after we have paid in full all of our debts and after the holders of all series of our outstanding preferred stock have received their liquidation preferences in full.

Miscellaneous. The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Our common stock is not convertible into shares of any other class of our capital stock. Mellon Investor Services LLC is the transfer agent, registrar and dividend disbursement agent for our common stock.

DESCRIPTION OF SECURITIES WARRANTS

We may issue securities warrants for the purchase of debt securities, preferred stock or common stock. We may issue securities warrants independently or together with debt securities, preferred stock, common stock or other securities. Each series of securities warrants will be issued under a separate securities warrant agreement to be entered into between us and the Bank or another bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation to, or relationship of agency or trust for or with, any registered holders or beneficial owners of securities warrants. This summary of certain provisions of the securities warrants and the securities warrant agreement is not complete. You should refer to the securities warrant agreement relating to the specific securities warrants being offered, including the forms of securities warrant certificates representing those securities warrants, for the complete terms of the securities warrant agreement and the securities warrants. Forms of those documents are filed as exhibits to the registration statement.

Each securities warrant will entitle the holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the prospectus supplement. The exercise price may be subject to adjustment upon the occurrence of certain events, as set forth in the prospectus supplement. We will also specify in the prospectus supplement the place or places where, and the manner in which, securities warrants may be exercised. After the close of business on the expiration date of the securities warrants, unexercised securities warrants will become void.

Prior to the exercise of any securities warrants, holders of the securities warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock, as the case may be, purchasable upon exercise of those securities warrants, including, (1) in the case of securities warrants for the purchase of debt securities, the right to receive payments of principal of, and premium, if any, or interest, if any, on those debt securities or to enforce covenants in the senior indenture or subordinated indenture, as the case may be, or (2) in the case of securities warrants for the purchase of preferred stock or common stock, the right to receive payments of dividends, if any, on that preferred stock or common stock or to exercise any applicable right to vote.

DESCRIPTION OF CURRENCY WARRANTS

We have described below certain general terms and provisions of the currency warrants that we may offer. We will describe the particular terms of the currency warrants and the extent, if any, to which the general provisions described below do not apply to the currency warrants offered in the applicable prospectus supplement. The following summary is not complete. You should refer to the currency warrants and the currency warrant agreement relating to the specific currency warrants being offered for the complete terms of those currency warrants. Forms of those documents are filed as exhibits to the registration statement.

We will issue each issue of currency warrants under a currency warrant agreement to be entered into between us and the Bank or another bank or trust company, as warrant agent. The warrant agent will act solely as our agent under the applicable currency warrant agreement and will not assume any obligation to, or relationship of agency or trust for or with, any holders of currency warrants.

We may issue currency warrants either in the form of:

•	currency put warrants, which entitle the holders to receive from us the cash settlement value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or composite currency (the “designated currency”) for a specified amount of U.S. dollars; or

•	currency call warrants, which entitle the holders to receive from us the cash settlement value in U.S. dollars of the right to purchase a specified amount of a designated currency for a specified amount of U.S. dollars.

As a prospective purchaser of currency warrants, you should be aware of special United States federal income tax considerations applicable to instruments such as the currency warrants. The prospectus supplement relating to each issue of currency warrants will describe those tax considerations.

Unless otherwise specified in the applicable prospectus supplement, we will issue the currency warrants in the form of global currency warrant certificates, registered in the name of a depositary or its nominee. See “Book-Entry Issuance” below.

Each issue of currency warrants will be listed on a national securities exchange, subject only to official notice of issuance, as a condition of sale of that issue of currency warrants. In the event that the currency warrants are delisted from, or permanently suspended from trading on, the applicable national securities exchange, the expiration date for those currency warrants will be the date the delisting or trading suspension becomes effective, and currency warrants not previously exercised will be deemed automatically exercised on that expiration date. The applicable currency warrant agreement will contain a covenant from us that we will not seek to delist the currency warrants or suspend their trading on the applicable national securities exchange unless we have concurrently arranged for listing on another national securities exchange.

Currency warrants involve a high degree of risk, including risks arising from fluctuations in the price of the underlying currency, foreign exchange risks and the risk that the currency warrants will expire worthless. Further, the cash settlement value of currency warrants at any time prior to exercise or expiration may be less than the trading value of the currency warrants. The trading value of the currency warrants will fluctuate because that value is dependent, at any time, on a number of factors, including the time remaining to exercise the currency warrants, the relationship between the exercise price of the currency warrants and the price of the designated currency, and the exchange rate associated with the designated currency. Because currency warrants are unsecured obligations of JPMorgan Chase, changes in our perceived creditworthiness may also be expected to affect the trading prices of currency warrants. Finally, the amount of actual cash settlement of a currency warrant may vary as a result of fluctuations in the price of the designated currency between the time you give instructions to exercise the currency warrant and the time the exercise is actually effected.

As a prospective purchaser of currency warrants you should be prepared to sustain a loss of some or all of the purchase price of your currency warrants. You should also be experienced with respect to options and option transactions and should reach an investment decision only after careful consideration with your advisers of the suitability of the currency warrants in light of your particular financial circumstances. You should also consider the information set forth under “Risk Factors” in the prospectus supplement relating to the particular issue of currency warrants being offered and to the other information regarding the currency warrants and the designated currency set forth in the prospectus supplement.

BOOK-ENTRY ISSUANCE

We may issue series of any securities as global securities and deposit them with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to securities issued in permanent global form and for which The Depository Trust Company (“DTC”) will act as depositary (the “global securities”).

Each global security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global securities will not be exchangeable for certificated securities.

Only institutions that have accounts with DTC or its nominee (“DTC participants”) or persons that may hold interests through DTC participants may own beneficial interests in a global security. DTC will maintain records evidencing ownership of beneficial interests by DTC participants in the global securities and transfers of those ownership interests. DTC participants will maintain records evidencing ownership of beneficial interests in the global securities by persons that hold through those DTC participants and transfers of those ownership interests within those DTC participants. DTC has no knowledge of the actual beneficial owners of the securities. You will not receive written confirmation from DTC of your purchase, but we do expect that you will receive written confirmations providing details of the transaction, as well as periodic statements of your holdings from the DTC participant through which you entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in certificated form. Those laws may impair your ability to transfer beneficial interests in a global security.

DTC has advised us that upon the issuance of a global security and the deposit of that global security with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective principal amounts or number of shares represented by that global security to the accounts of DTC participants.

We will make payments on securities represented by a global security to DTC or its nominee, as the case may be, as the registered owner and holder of the global security representing those securities. DTC has advised us that upon receipt of any payment on a global security, DTC will immediately credit accounts of DTC participants with payments in amounts proportionate to their respective beneficial interests in that security, as shown in the records of DTC. Standing instructions and customary practices will govern payments by DTC participants to owners of beneficial interests in a global security held through those DTC participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those DTC participants, subject to any statutory or regulatory requirements in effect from time to time.

None of JPMorgan Chase, the trustees or any of our respective agents will have any responsibility or liability for any aspect of the records of DTC, any nominee or any DTC participant relating to, or payments made on account of, beneficial interests in a global security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any DTC participant relating to those beneficial interests.

A global security is exchangeable for certificated securities registered in the name of a person other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or DTC ceases to be registered under the Securities Exchange Act of 1934;

•	we determine in our discretion that the global security will be exchangeable for certificated securities in registered form; or

•	if applicable to the particular type of security, there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the securities.

Any global security that is exchangeable as described in the preceding sentence will be exchangeable in whole for certificated securities in registered form, and, in the case of global debt securities, of like tenor and of an equal aggregate principal amount as the global security, in denominations of $1,000 and integral multiples of $1,000 (or in denominations and integral multiples as otherwise specified in the applicable prospectus supplement). The registrar will register the certificated securities in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from DTC participants with respect to ownership of beneficial interests in the global security. In the case of global debt securities, we will make payment of any principal and interest on the certificated securities and will register transfers and exchanges of those certificated securities at the corporate trust office of the Bank in The City of New York. However, we may elect to pay interest by check mailed to the address of the person entitled to that interest payment as of the record date, as shown on the register for the securities.

Except as provided above, as an owner of a beneficial interest in a global security, you will not be entitled to receive physical delivery of securities in certificated form and will not be considered a holder of securities for any purpose under either of the indentures. No global security will be exchangeable except for another global security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, you must rely on the procedures of DTC and the DTC participant through which you own your interest to exercise any rights of a holder under the global security or the applicable indenture.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security desires to take any action that a holder is entitled to take under the securities or the indentures, DTC would authorize the DTC participants holding the relevant beneficial interests to take that action, and those DTC participants would authorize beneficial owners owning through those DTC participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement of securities transactions among DTC participants in deposited securities, such as transfers and pledges, through electronic computerized book-entry changes in accounts of the DTC participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, also subsidiaries of DTCC, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. (the “NASD”). Access to DTC’s system is also available to others, such as U.S. and non-U.S. securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

If specified in the applicable prospectus supplement, investors may elect to hold interests in the offered securities outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Those depositaries in turn hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Unless otherwise specified in the prospectus supplement, the Bank will act as depositary for each of Clearstream and Euroclear.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry transfers between their accounts. Clearstream provides its participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Clearstream’s participants in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream participants.

Distributions with respect to interests in global securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear has advised us that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear operator”) under contract with Euroclear plc, a U.K. corporation. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Distributions with respect to interests in global securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions and operating procedures and applicable Belgian law, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

Unless otherwise specified in a prospectus supplement with respect to a particular series of global securities, initial settlement for global securities will be made in immediately available funds. DTC participants will conduct secondary market trading with other DTC participants in the ordinary way in accordance with DTC rules. Thereafter, secondary market trades will settle in immediately available funds using DTC’s same day funds settlement system.

If the prospectus supplement specifies that interests in the global securities may be held through Clearstream or Euroclear, Clearstream customers and/or Euroclear participants will conduct secondary market trading with other Clearstream customers and/or Euroclear participants in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear. Thereafter, secondary market trades will settle in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by the U.S. depositary for that system; however, those cross-market transactions will require delivery by the counterparty in the relevant European international clearing system of instructions to that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary for that system to take action to effect final settlement on its behalf by delivering or receiving interests in global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in global securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Those credits or any transactions in global securities settled during that processing will be reported to the relevant Euroclear participants or Clearstream customers on that business day. Cash received in Clearstream or Euroclear as a result of sales of interests in global securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the procedures described above in order to facilitate transfers of interests in global securities among DTC participants, Clearstream and Euroclear, they are under no obligation to perform those procedures and those procedures may be discontinued at any time.

PLAN OF DISTRIBUTION

We may sell the debt securities, preferred stock, depositary shares, common stock, securities warrants or currency warrants being offered by use of this prospectus and an applicable prospectus supplement:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

We will set forth the terms of the offering of any securities being offered in the applicable prospectus supplement.

If we utilize underwriters in an offering of securities using this prospectus, we will execute an underwriting agreement with those underwriters. The underwriting agreement will provide that the obligations of the underwriters with respect to a sale of the offered securities are subject to certain conditions precedent and that the underwriters will be obligated to purchase all the offered securities if any are purchased. Underwriters may sell those securities to or through dealers. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers from time to time. If we utilize underwriters in an offering of securities using this prospectus, the applicable prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the offered securities.

If we utilize a dealer in an offering of securities using this prospectus, we will sell the offered securities to the dealer, as principal. The dealer may then resell those securities to the public at a fixed price or at varying prices to be determined by the dealer at the time of resale.

We may also use this prospectus to offer and sell securities through agents designated by us from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

Underwriters, dealers or agents participating in a distribution of securities by use of this prospectus and an applicable prospectus supplement may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, whether received from us or from purchasers of offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act.

Under agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus and an applicable prospectus supplement may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that those underwriters, dealers or agents may be required to make.

We may offer to sell securities either at a fixed price or at prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Underwriters, dealers, agents or their affiliates may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

Under Rule 2720 of the Conduct Rules of the NASD, when an NASD member, such as J.P. Morgan Securities Inc., participates in the distribution of an affiliated company’s securities, the offering must be conducted in accordance with the applicable provisions of Rule 2720. J.P. Morgan Securities Inc. is considered to be an “affiliate” (as that term is defined in Rule 2720) of ours by virtue of the fact that we own all of the outstanding equity securities of J.P. Morgan Securities Inc. Any offer and sale of offered securities will comply with the requirements of Rule 2720 regarding the underwriting of securities of affiliates and with any restrictions that may be imposed on JPMorgan Securities Inc. or our other affiliates by the Federal Reserve Board.

Our direct or indirect wholly-owned subsidiaries, including J.P. Morgan Securities Inc., may use this prospectus and the applicable prospectus supplement in connection with offers and sales of securities in the secondary market. Those subsidiaries may act as principal or agent in those transactions. Secondary market sales will be made at prices related to prevailing market prices at the time of sale.

We may also use this prospectus to directly solicit offers to purchase securities. Except as set forth in the applicable prospectus supplement, none of our directors, officers, or employees nor those of our bank subsidiaries will solicit or receive a commission in connection with those direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

We may authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. Institutions with which delayed delivery contracts may be made include commercial and savings banks, insurance companies, educational and charitable institutions and other institutions that we may approve. The obligations of any purchaser under any delayed delivery contract will not be subject to any conditions except that any related sale of offered securities to underwriters shall have occurred and the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.

EXPERTS

JPMorgan Chase. The financial statements of JPMorgan Chase and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

Bank One. The financial statements of Bank One incorporated in this document by reference to our Current Report on Form 8-K filed on March 1, 2004 have been incorporated in reliance on the report of KPMG LLP, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting, whose report dated January 20, 2004 refers to Bank One’s adoption of FASB Interpretation No. 46, Consolidation of Variable Interest Entities, effective December 31, 2003, and the discontinuance and sale of Bank One’s corporate trust services business in 2003.

LEGAL OPINIONS

Simpson Thacher & Bartlett LLP, New York, New York, will provide an opinion for us regarding the validity of the offered securities and Cravath, Swaine & Moore LLP, New York, New York, will provide such an opinion for the underwriters. Cravath, Swaine & Moore LLP acts as legal counsel to us and our subsidiaries in a substantial number of matters on a regular basis.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Estimated expenses in connection with the issuance and distribution of the securities being registered other than underwriting compensation are as follows:

Registration fee — Securities and Exchange Commission	$3,801,000
Blue Sky fees and expenses	20,000	*
Attorneys’ fees and expenses	250,000	*
Accountants’ fees and expenses	300,000	*
Printing and engraving expenses	225,000	*
Rating agency fees	100,000	*
Trustee fees	80,000	*
NASD fee	30,500
Miscellaneous expenses	15,000	*

Total	$4,821,500

*	Estimated.

Item 15. Indemnification of Directors and Officers.

Pursuant to the Delaware General Corporation Law (“DGCL”), a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

The DGCL provides that the indemnification described above shall not be deemed exclusive of any other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

The certificate of incorporation of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Registrant”) provides that, to the fullest extent that the DGCL as from time to time in effect permits the limitation or elimination of the liability of directors, no director of JPMorgan Chase shall be personally liable to JPMorgan Chase or its stockholders for monetary damages for breach of fiduciary duty as a director.

JPMorgan Chase’s certificate of incorporation empowers JPMorgan Chase to indemnify any director, officer, employee or agent of JPMorgan Chase or any other person who is serving at JPMorgan Chase’s request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan) to the fullest extent permitted under the DGCL as from time to time in effect, and any such indemnification may continue as to any person who has ceased to be a director, officer, employee or agent and may inure to the benefit of the heirs, executors and administrators of such a person.

JPMorgan Chase’s certificate of incorporation also empowers JPMorgan Chase by action of its board of directors, notwithstanding any interest of the directors in the action, to purchase and maintain insurance in such amounts as the Board of Directors deems appropriate to protect any director, officer, employee or agent of JPMorgan Chase or any other person who is serving at JPMorgan Chase’s request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan) against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such (including, without limitation, expenses, judgments, fines (including any excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement) to the fullest extent permitted under the DGCL as from time to time in effect, whether or not JPMorgan Chase would have the power or be required to indemnify any such individual under the terms of any agreement or by-law or the DGCL.

In addition, JPMorgan Chase’s by-laws require indemnification to the fullest extent permitted under applicable law, as from time to time in effect. The by-laws provide a clear and unconditional right to indemnification for expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any person in connection with any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, administrative or investigative (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving as a director, officer, employee or agent of JPMorgan Chase or, at the request of JPMorgan Chase, of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan). The by-laws specify that the right to indemnification so provided is a contract right, set forth certain procedural and evidentiary standards applicable to the enforcement of a claim under the by-laws and entitle the persons to be indemnified to have all expenses incurred in advance of the final disposition of a proceeding paid by JPMorgan Chase. Such provisions, however, are intended to be in furtherance and not in limitation of the general right to indemnification provided in the by-laws, which right of indemnification and of advancement of expenses is not exclusive.

JPMorgan Chase’s by-laws also provide that JPMorgan Chase may enter into contracts with any director, officer, employee or agent of JPMorgan Chase in furtherance of the indemnification provisions in the by-laws, as well as create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure payment of amounts indemnified.

The foregoing statements are subject to the detailed provisions of Section 145 of the DGCL and the Certificate of incorporation and by-laws of JPMorgan Chase.

Item 16. List of Exhibits

Exhibit Number	Document Description
1.1	Form of Debt Securities Underwriting Agreement (incorporated by reference to Exhibit 1.1 to the Registration Statement on Form S-3 (File No. 333-71876) of the Registrant).

1.2	Master Agency Agreement with respect to Senior Notes, Series C, and Subordinated Notes, Series A, dated as of February 1, 1990, as amended and restated as of June 12, 1997, between the Registrant and the agents party thereto (incorporated by reference to Exhibit 1.2 to Registration Statement on Form S-3 (File No. 333-56573) of the Registrant).

1.3	Master Agency Agreement with respect to Senior Notes, Series D, and Subordinated Notes, Series B, dated as of October 27, 2003, between the Registrant and the agents party thereto.

1.4	Form of Equity Securities Underwriting Agreement (incorporated by reference to Exhibit 1.3 to the Registration Statement on Form S-3 (File No. 333-71876) of the Registrant).

3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K of the Registrant (File No. 1-5805) for the year ended December 31, 2004).

3.2	By-Laws of the Registrant, as amended (incorporated by reference to Exhibit 3.2 of the Annual Report on Form 10-K of the Registrant (File No. 1-5805) for the year ended December 31, 2004).

4.1	Form of Certificate for shares of Common Stock of the Registrant (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-3 (File No. 333-71876) of the Registrant).

4.2	Form of Certificate of Designations for Preferred Stock (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-3 (File No. 333-71876) of the Registrant).

4.3	Form of Deposit Agreement (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-3 (File No. 333-71876) of the Registrant).

4.4	Form of Depositary Receipt of Depositary Shares (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-3 (File No. 333-71876) of the Registrant).

4.5	Indenture dated as of December 1, 1989, between the Registrant (formerly known as Chemical Banking Corporation) and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as successor to The Chase Manhattan Bank (National Association), which Indenture includes the form of Senior Securities (incorporated by reference to Exhibit 4.2 to the Annual Report on Form 10-K of the Registrant (File No. 1-5805) for the year ended December 31, 2004).

4.6	Indenture dated as of April 1, 1987, as amended and restated as of December 15, 1992, between the Registrant (formerly known as Chemical Banking Corporation) and U.S. Bank Trust National Association (formerly known as First Trust of New York, National Association), as successor to Morgan Guaranty Trust Company of New York, as Trustee (incorporated by reference to Exhibit 4.3(a) to the Annual Report on Form 10-K of the Registrant (File No. 1-5805) for the year ended December 31, 2004).

4.7	Second Supplemental Indenture dated as of October 8, 1996, between the Registrant and U.S. Bank Trust National Association (formerly known as First Trust of New York, National Association), as Trustee, to the Indenture dated as of April 1, 1987, as amended and restated as of December 15, 1992 (incorporated by reference to Exhibit 4.3(b) to the Annual Report on Form 10-K of the Registrant (File No. 1-5805) for the year ended December 31, 2004).

4.8	Third Supplemental Indenture, dated as of December 29, 2000, between the Registrant and U.S. Bank Trust National Association, as Trustee, to the Indenture, dated as of April 1, 1987, as amended and restated as of December 15, 1992 (incorporated by reference to Exhibit 4.3(c) to the Annual Report on Form 10-K of the Registrant (File No. 1-5805) for the year ended December 31, 2004).

Exhibit Number	Document Description

4.9	Form of Subordinated Security (incorporated by reference to Exhibit 4.13 to Registration Statement on Form S-3 (File No. 333-56573) of the Registrant).

4.10	Form of Debt Securities Warrant Agreement (incorporated by reference to Exhibit 4.24 to the Registration Statement on Form S-3 (File No. 333-71876) of the Registrant).

4.11	Form of Preferred Stock Warrant Agreement (incorporated by reference to Exhibit 4.25 to the Registration Statement on Form S-3 (File No. 333-71876) of the Registrant).

4.12	Form of Common Stock Warrant Agreement (incorporated by reference to Exhibit 4.26 to the Registration Statement on Form S-3 (File No. 333-71876) of the Registrant).

4.13	Form of Currency Warrants Warrant Agreement (incorporated by reference to Exhibit 4.27 to the Registration Statement on Form S-3 (File No. 333-71876) of the Registrant).

4.14	Form of Fixed Rate Senior Medium-Term Note, Series C (incorporated by reference to Exhibit 4.28 to the Registration Statement on Form S-3 (File No. 333-71876) of the Registrant).

4.15	Form of Floating Rate Senior Medium-Term Note, Series C (incorporated by reference to Exhibit 4.29 to the Registration Statement on Form S-3 (File No. 333-71876) of the Registrant).

4.16	Form of Fixed Rate Subordinated Medium-Term Note, Series A (incorporated by reference to Exhibit 4.30 to the Registration Statement on Form S-3 (File No. 333-71876) of the Registrant).

4.17	Form of Floating Rate Subordinated Medium-Term Note, Series A (incorporated by reference to Exhibit 4.31 to the Registration Statement on Form S-3 (File No. 333-71876) of the Registrant).

4.18	Form of Senior Note, Series D.

4.19	Form of Subordinated Note, Series B.

5	Opinion of Simpson Thacher & Bartlett LLP.

12.1	Computation of Ratios of Earnings to Fixed Charges for Periods Ended December 31, 2004, 2003, 2002, 2001 and 2000 (incorporated by reference to Exhibit 12.1 to Annual Report on Form 10-K for each of the years ended December 31, 2004, 2003, 2002, 2001 and 2000 of JPMorgan Chase & Co. (File No. 1-5805)).

12.2	Computation of Ratios of Earnings to Fixed Charges and Preferred Stock Dividend Requirements for Periods Ended December 31, 2004, 2003, 2002, 2001 and 2000 (incorporated by reference to Exhibit 12.2 to Annual Report on Form 10-K for each of the years ended December 31, 2004, 2003, 2002, 2001 and 2000 of JPMorgan Chase & Co. (File No. 1-5805)).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5).

24.1	Powers of Attorney.*

24.2	Power of Attorney for William C. Weldon.

25.1	Form T-1 Statement of Eligibility and Qualifications under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas.

25.2	Form T-1 Statement of Eligibility and Qualifications under the Trust Indenture Act of 1939 of U.S. Bank Trust National Association.

*	Previously filed

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 to the Registration Statement and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on April 1, 2005.

JPMORGAN CHASE & CO.
(Registrant)

By:	/s/ ANTHONY J. HORAN
Name:	Anthony J. Horan
Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* William B. Harrison, Jr.	Director, Chairman and Chief Executive Officer (Principal Executive Officer)	April 1, 2005

* James Dimon	Director, President and Chief Operating Officer	April 1, 2005

* Hans W. Becherer	Director	April 1, 2005

* John H. Biggs	Director	April 1, 2005

* Lawrence A. Bossidy	Director	April 1, 2005

* Stephen B. Burke	Director	April 1, 2005

* James S. Crown	Director	April 1, 2005

* Ellen V. Futter	Director	April 1, 2005

* William H. Gray, III	Director	April 1, 2005

* Laban P. Jackson, Jr.	Director	April 1, 2005

* John W. Kessler	Director	April 1, 2005

Signature	Title	Date

* Robert I. Lipp	Director	April 1, 2005

* Richard A. Manoogian	Director	April 1, 2005

* David C. Novak	Director	April 1, 2005

* Lee R. Raymond	Director	April 1, 2005

* John R. Stafford	Director	April 1, 2005

* William C. Weldon	Director	April 1, 2005

/S/ MICHAEL J. CAVANAGH Michael J. Cavanagh	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 1, 2005

* Joseph L. Sclafani	Executive Vice President and Controller (Principal Accounting Officer)	April 1, 2005

*	Anthony J. Horan hereby signs this Amendment No. 1 to the Registration Statement on behalf of each of the indicated persons for whom he is attorney-in-fact on April 1, 2005 pursuant to a power of attorney filed as an exhibit to the Registration Statement.

By:	/s/ ANTHONY J. HORAN
(Anthony J. Horan, Secretary)

Dated: April 1, 2005

EXHIBIT INDEX

Exhibit Number	Document Description
1.1	Form of Debt Securities Underwriting Agreement (incorporated by reference to Exhibit 1.1 to the Registration Statement on Form S-3 (File No. 333-71876) of the Registrant).

1.2	Master Agency Agreement, dated as of February 1, 1990, as amended and restated as of June 12, 1997, between the Registrant and the agents party thereto (incorporated by reference to Exhibit 1.2 to Registration Statement on Form S-3 (File No. 333-56573) of the Registrant).

1.3	Master Agency Agreement, dated as of October 27, 2003, between the Registrant and the agents party thereto.

1.4	Form of Equity Securities Underwriting Agreement (incorporated by reference to Exhibit 1.3 to the Registration Statement on Form S-3 (File No. 333-71876) of the Registrant).

3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K of the Registrant (File No. 1-5805) for the year ending December 31, 2004).

3.2	By-Laws of the Registrant, as amended (incorporated by reference to Exhibit 3.2 of the Annual Report on Form 10-K of the Registrant (File No. 1-5805) for the year ending December 31, 2004).

4.1	Form of Certificate for shares of Common Stock of the Registrant (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-3 (File No. 333-71876) of the Registrant).

4.2	Form of Certificate of Designations for Preferred Stock (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-3 (File No. 333-71876) of the Registrant).

4.3	Form of Deposit Agreement (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-3 (File No. 333-71876) of the Registrant).

4.4	Form of Depositary Receipt of Depositary Shares (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-3 (File No. 333-71876) of the Registrant).

4.5	Indenture dated as of December 1, 1989, between the Registrant (formerly known as Chemical Banking Corporation) and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as successor to The Chase Manhattan Bank (National Association), which Indenture includes the form of Senior Securities (incorporated by reference to Exhibit 4.2 to the Annual Report on Form 10-K of the Registrant (File No. 1-5805) for the year ended December 31, 2004).

4.6	Indenture dated as of April 1, 1987, as amended and restated as of December 15, 1992, between the Registrant (formerly known as Chemical Banking Corporation) and U.S. Bank Trust National Association (formerly known as First Trust of New York, National Association), as successor to Morgan Guaranty Trust Company of New York, as Trustee (incorporated by reference to Exhibit 4.3(a) to the Annual Report on Form 10-K of the Registrant (File No. 1-5805) for the year ended December 31, 2004).

4.7	Second Supplemental Indenture dated as of October 8, 1996, between the Registrant and U.S. Bank Trust National Association (formerly known as First Trust of New York, National Association), as Trustee, to the Indenture dated as of April 1, 1987, as amended and restated as of December 15, 1992 (incorporated by reference to Exhibit 4.3(b) to the Annual Report on Form 10-K of the Registrant (File No. 1-5805) for the year ended December 31, 2004).

4.8	Third Supplemental Indenture, dated as of December 29, 2000, between the Registrant and U.S. Bank Trust National Association, as Trustee, to the Indenture, dated as of April 1, 1987, as amended and restated as of December 15, 1992 (incorporated by reference to Exhibit 4.3(c) to the Annual Report on Form 10-K of the Registrant (File No. 1-5805) for the year ended December 31, 2004).

Exhibit Number	Document Description
4.9	Form of Subordinated Security (incorporated by reference to Exhibit 4.13 to Registration Statement on Form S-3 (File No. 333-56573) of the Registrant).

4.10	Form of Debt Securities Warrant Agreement (incorporated by reference to Exhibit 4.24 to the Registration Statement on Form S-3 (File No. 333-71876) of the Registrant).

4.11	Form of Preferred Stock Warrant Agreement (incorporated by reference to Exhibit 4.25 to the Registration Statement on Form S-3 (File No. 333-71876) of the Registrant).

4.12	Form of Common Stock Warrant Agreement (incorporated by reference to Exhibit 4.26 to the Registration Statement on Form S-3 (File No. 333-71876) of the Registrant).

4.13	Form of Currency Warrants Warrant Agreement (incorporated by reference to Exhibit 4.27 to the Registration Statement on Form S-3 (File No. 333-71876) of the Registrant).

4.14	Form of Fixed Rate Senior Medium-Term Note, Series C (incorporated by reference to Exhibit 4.28 to the Registration Statement on Form S-3 (File No. 333-71876) of the Registrant).

4.15	Form of Floating Rate Senior Medium-Term Note, Series C (incorporated by reference to Exhibit 4.29 to the Registration Statement on Form S-3 (File No. 333-71876) of the Registrant).

4.16	Form of Fixed Rate Subordinated Medium-Term Note, Series A (incorporated by reference to Exhibit 4.30 to the Registration Statement on Form S-3 (File No. 333-71876) of the Registrant).

4.17	Form of Floating Rate Subordinated Medium-Term Note, Series A (incorporated by reference to Exhibit 4.31 to the Registration Statement on Form S-3 (File No. 333-71876) of the Registrant).

4.18	Form of Senior Note, Series D.

4.19	Form of Subordinated Note, Series B.

5	Opinion of Simpson Thacher & Bartlett LLP.

12.1	Computation of Ratios of Earnings to Fixed Charges for Periods Ended December 31, 2004, 2003, 2002, 2001 and 2000 (incorporated by reference to Exhibit 12.1 to Annual Report on Form 10-K for each of the years ended December 31, 2004, 2003, 2002, 2001 and 2000 of JPMorgan Chase & Co. (File No. 1-5805)).

12.2	Computation of Ratios of Earnings to Fixed Charges and Preferred Stock Dividend Requirements for Periods Ended December 31, 2004, 2003, 2002, 2001 and 2000 (incorporated by reference to Exhibit 12.2 to Annual Report on Form 10-K for each of the years ended December 31, 2004, 2003, 2002, 2001 and 2000 of JPMorgan Chase & Co. (File No. 1-5805)).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5).

24.1	Powers of Attorney.*

24.2	Power of Attorney for William C. Weldon.

25.1	Form T-1 Statement of Eligibility and Qualifications under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas.

25.2	Form T-1 Statement of Eligibility and Qualifications under the Trust Indenture Act of 1939 of U.S. Bank Trust National Association.

*	Previously filed